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                                     ASSET
                               PURCHASE AGREEMENT

PARTIES

    This Agreement is made and entered into as of the 29th day of January, 1998, by and between SKY-TRACKER OF FLORIDA, INC., of 1006 Savage Court, Longwood, Florida 32750, and SKY-TRACKER OF GEORGIA, INC., of 3367 Hospital Road, Suite G, Chamblee, Georgia 30341, both Florida corporations (both of which hereinafter collectively referred to as the "Seller"), JEROME P. ROSS of 620 Daron Ct., Winter Springs, Florida 32708 (the "Stockholder"), and BALLANTYNE OF OMAHA, INC., 4350 McKinley Street, Omaha, Nebraska 68112, a Delaware corporation (the "Buyer").

RECITALS:

    A. Stockholder is the Owner of all the issued and outstanding capital stock of Seller.

    B. Seller owns certain Assets which it uses in its business for the marketing, distribution, leasing, and sale of lighting equipment.

    C. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of such assets, and substantially all of the business of Seller, subject to the assumption of certain liabilities of the Seller, upon the terms and conditions of this Agreement.

AGREEMENT:

    NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

I. DEFINITIONS

    For all purposes of this agreement, the following terms shall have the following definitions:

    A. "Accounts Receivable" shall mean all open, unpaid amounts due from customers of Seller as of the date of Closing, or becoming due at any time thereafter. A true and correct list of Accounts Receivable items as of the Closing date, specifically indentifying any accounts or amounts in dispute, is attached hereto as Exhibit 1. Seller shall provide to Buyer at Closing a true and correct list of Accounts Receivable items as of the date of Closing, particularly identifying any accounts or amounts known to be in dispute.

    B. "Assumed Liabilities" shall mean:

        1. All open purchase orders of Seller pertaining to its business; provided, however, that Buyer shall not assume any open purchase orders entered into after December 31, 1997, not in the ordinary course of business. A true and correct list of such current Purchase Orders, as of the date of Closing, is attached hereto as Exhibit 2.

        2. All obligations of Seller under existing promotional display contracts or other lease arrangements pertaining to the lease of lighting equipment to Seller's customers; provided, however, that Buyer shall not assume any obligations of Seller under promotional display contracts or other lease arrangements entered into after December 31, 1997, not in the ordinary course of business. A true and correct list of such promotional display contracts and other lease arrangements, as of the date of Closing, is attached hereto as Exhibit 3. Seller shall provide to Buyer at Closing a true and correct list of promotional display contracts and other lease arrangements, as of the date of Closing.

        3. All express Warranty obligations (as defined herein) on any lighting equipment sold or leased by Seller. True and correct copies of Seller's Warranty Agreements are attached hereto as Exhibit 4.

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        4.  Seller's liabilities and obligations under those certain lease
    Agreements, attached hereto respectively as Exhibit 5 and 6, with respect to its current facilities located at:

         a. 1006 Savage Court
           Longwood, Florida 32750
           (Exhibit 5), and

         b. 3367 Hospital Road, Suite G
           Chamblee, Georgia 30341
           (Exhibit 6).

        5. a. All liability to collect and pay state sales taxes on rental income or sales income, but only on amounts actually collected by Buyer after Closing.

         b. All personal property taxes which are applicable to the Purchased Assets shall be prorated to the date of Closing.

        6. Notwithstanding any other provision contained herein, Assumed Liabilities shall not include:

         a. Any federal, state or local income, sales, use, franchise, or any other tax payable with respect to the Purchased Assets, or operations of Seller for any period prior to the Closing date.

         b. Any liability or obligation related to any Assets of Seller not being purchased by Buyer.

         c. Any accounts payable for the purchase of inventory, furniture, fixtures, equipment and supplies, or for expenses incurred prior to the date of Closing.

         d. Any liability or obligation of Seller arising in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby.

         e. Any liability or obligation arising prior to the Closing with respect to any of Seller's employees, agents or independent contractors, whether or not subsequently employed by Buyer.

         f. Any claim or injury to person or property occurring prior to the date of Closing of any nature whatsoever in connection with the business or operations of Seller, or relating to any products sold or leased by Seller.

         g. Any liability or obligation arising out of any breach by Seller and/or Stockholder of any provision of any agreement, contract or other commitment.

         h. Any liability or obligation, including accrued interest, from the Seller to the Stockholder.

         i. Any intercompany liabilities between Sky-Tracker of Georgia, Inc. and Sky-Tracker of Florida, Inc.

         j. Any liability or obligation of Seller and/or Stockholder for equipment loans, including but not limited to Seller's loan liability to Nations Bank of Florida, N.A.

         k. Any liabilities other than those expressly assumed by Buyer hereby.

    C. "Balance Sheet" shall mean the unaudited Balance Sheet of Seller as of December 31, 1997, a copy of which is attached hereto as Exhibit 7, which Balance Sheet has been prepared in accordance with sound accounting practices applied on a consistent basis. Said Balance Sheet consists of separate Balance Sheets of each of Sky-Tracker of Georgia, Inc. and Sky-Tracker of Florida, Inc.

    D. "Contract" shall mean any of Seller's open agreements, promotional display contracts, leases, contracts, purchase orders, lease agreements or commitments, sales orders, or other commitments that shall exist as of the date hereof, a true and correct list of all of which is attached hereto as Exhibit 8, and those entered into thereafter by Seller in the ordinary course of business.

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    E. "Fixtures and Equipment" shall mean all of the shop equipment, tools, vehicles, parts, trailers, furniture, fixtures, computers, and all other equipment and fixtures owned by Seller, including all lighting equipment held by Seller for sale or lease to its customers, a true and correct list of which is attached hereto as Exhibit 9. This term shall also include all rights to any equipment that would be a part of Seller's Equipment held for resale or lease, except that is in the possession of third parties such as dealers, resellers, lessees, or end users, if any, which belong to Seller and which do not constitute Accounts Receivable. A list of Seller's loan and lease equipment is attached hereto as Exhibit 10.

    F. "Purchased Assets" shall mean all of the following Assets as of the date of the Closing pertaining exclusively to Seller's business, except those Assets specifically excluded herein:

        1.  All customer deposits;

        2.  All Accounts Receivable;

        3.  All Contract rights of Seller;

        4.  All Fixtures and Equipment;

        5.  All inventory;

        6.  All Books and Records of Seller pertaining to the Purchased Assets;

        7. All trademarks, trade names, patents, patent applications and interests thereunder, licenses, including patent licenses, copyrights and copyright licenses pertaining to the Purchased Assets, a true and correct list of which is attached hereto as Exhibit 11;

        8. Any and all other assets of any kind or nature whatsoever related exclusively to the assets and business of Seller, except any assets specifically excluded herein; and

        9. All prepaid rents under customer leases and promotional display contracts. All rents from existing customer leases and promotional display contracts shall be prorated to the date of Closing.

        10. Purchased Assets shall specifically exclude all cash, bank accounts, liquid assets and bank deposits of Seller which are not customer deposits or prepaid rents.

    G. "Warranty" shall mean all warranty obligations of Seller, pertaining to any lighting equipment sold or leased by Seller, which are based on express warranties only. Buyer does not assume any liability with respect to any implied warranty or any liability which shall be in the nature of personal injury or property damage or other consequential damages, except as stated herein.

    H. "Financial Statements" shall mean the Balance Sheet, Income Statements and all other exhibits and representations herein containing financial information pertinent to the Purchased Assets.

    I. In connection with the Books and Records of Seller, such original Books and Records shall be retained by the Seller. Buyer, at its expense, shall have access to and the right to make photocopies of any or all of such Books and Records, at any time, upon reasonable advance notice to Seller.

II. SALE OF ASSETS

    A. At Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer the Purchased Assets, free and clear of all liabilities, obligations, liens, security interests and encumbrances of any kind, except those liabilities expressly assumed by Buyer herein.

    B. At Closing, Buyer agrees that it will accept and assume the Assumed Liabilities, by its execution and delivery to Seller of a separate Assumption Agreement.

    C. At Closing, Buyer shall either wire transfer the Purchase Price to Seller's bank account or pay the Purchase Price to Seller in cash or certified funds, as the Seller shall direct.

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    D. At Closing, each party shall deliver to the other party or parties, all agreements, documents, resolutions, certificates, of goods standing, and other instruments required to be provided by such party hereunder.

III. CLOSING

    The Closing of the sale (the "Closing") shall take place on or before January 29, 1998, or on such other date the parties shall otherwise agree. At the Closing, Seller shall deliver to Buyer such bills of sale, endorsements, assignments, and other good and sufficient instruments of transfer and conveyance as shall be effective to vest in the Buyer good and marketable title to the Purchased Assets as provided in this Agreement.

IV. PURCHASE PRICE

    The Purchase Price shall be Five Hundred Seventy-five Thousand Dollars ($575,000).

V. ALLOCATION OF PURCHASE PRICE

    The allocation of the Purchase Price among the Purchased Assets is set forth on Exhibit 12, attached hereto. Such allocation is made in accordance with the provisions of Sections 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be binding upon Buyer and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes, and tax purposes). Buyer and Seller also each agree to file IRS Form 8594 consistent with the foregoing and in accordance with Section 1060 of the Code.

VI. FURTHER ASSURANCES

    From time to time, at the request of any party hereto, whether at or after the Closing and without further consideration, Buyer, Seller and/or Stockholder will execute and deliver such further instruments of conveyance and transfer and take such other action as the requesting party reasonably may require more effectively to convey and transfer to Buyer any of the Purchased Assets, or to more effectively fulfill any other obligation of any party hereunder.

VII. PAYMENT OF SALES AND SIMILAR TAXES

    Buyer will pay all transfer and documentary taxes, if any, payable in connection with the transfer and deliveries to be made to Buyer hereunder.

VIII. EMPLOYEES OF SELLER

    It is Buyer's intention to retain in the employment of Buyer certain employees of Seller at the present rate of compensation of such employees; provided, however, that such expression of the Buyer's intention shall not be construed as imposing any binding legal obligation on the Buyer to retain any employee or employees of Seller in the employ of Buyer upon and after the Closing, nor as to the terms of such employment.

IX. EMPLOYMENT OF STOCKHOLDER

    A. Buyer shall employ Stockholder effectively immediately upon the Closing of the transactions herein contemplated, on the terms and conditions of the Employment Agreement which is attached hereto as Exhibit 13. Stockholder shall be employed by Buyer for a term of five (5) years at an annual base salary of One Hundred Thousand Dollars ($100,000). At Closing, Buyer and Stockholder shall enter into a written Employment Agreement in the form and of the content of
Exhibit 13, attached hereto, the terms and conditions of which are incorporated herein by this reference.

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    B. In further consideration of Stockholder entering into the Employment
Agreement referenced in subparagraph A above, Buyer shall grant to Stockholder the right and option to purchase Five Thousand (5,000) shares of the common stock of Buyer, pursuant to Buyer's 1995 Stock Option Plan, as the same has been amended, and on the terms and conditions set forth in the Stock Option Agreement attached hereto as Exhibit 14 (the "Stock Option Agreement"), the terms and conditions of which are incorporated herein by this reference. The exercise price under said Stock Option Agreement shall be determined in accordance with the terms and conditions of the Buyer's 1995 Stock Option Plan, as amended, and shall be the average of the highest and lowest market price of a share of the common stock of Buyer on the date of Closing. Subject to the provisions of
Section 9(g) of Buyer's 1995 Stock Option Plan, Employee may exercise his options in any chosen increments during the term of such options. At Closing, Buyer and Stockholder shall execute the Stock Option Agreement.

X. REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDER

    Seller and Stockholder represent, warrant and covenant to and with Buyer as follows:

    A. Seller is comprised of corporations duly organized, validly existing and in good standing under the laws of the respective states of their incorporation, which have full corporate power and authority to conduct their business as it is presently being conducted and to own, sell and convey their properties and Assets.

    B. Copies of Sellers Certificates of Incorporation and all amendments thereof to date, certified by the Secretaries of State of their respective states of incorporation, and of Seller's Bylaws as amended to date, have been delivered to Buyer and are complete and correct as of the date of this Agreement. At the Closing, Seller shall deliver to Buyer Certificates of Good Standing.

    C. Seller has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms.

    D. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in (1) a violation of or a conflict with any of the provisions of the Certificates of Incorporation or Bylaws of Seller, (2) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Seller is a party, which breach or default would have a material adverse effect on the business or financial condition of Seller or its ability to consummate the transactions contemplated hereby, or (3) a violation by Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Seller or its ability to consummate the transactions contemplated hereby.

    E. Neither Seller nor Stockholder knows of, and has been informed of, any consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority, or any other person or entity which is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except the approval of Seller's Board of Directors.

    F. Neither Seller, Stockholder, nor any affiliates of Seller has entered into or will enter into any contract, agreement, arrangement, or understanding with any person or firm which will result in the obligation of Buyer or any Stockholder to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

    G. Seller currently has and will have and will transfer to Buyer at Closing, good and marketable title to all of the Purchased Assets, free and clear of all mortgages, pledges, liens, security interests, conditional

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sales agreements, charges, encumbrances, restrictions and equities, except those mortgages, pledges, liens, security interests and other liabilities expressly assumed by Buyer hereunder, and except for any landlord lien imposed by law or any lease agreement which Buyer is assuming under the terms of this Purchase Agreement.

    H. Except as described in Exhibit 15, there are no material actions, suits, claims, proceedings or investigations pending or, to the best knowledge of Seller, threatened against or afflicting the Purchased Assets, at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality. Prior to the Closing, either (1) Seller shall have resolved the matters disclosed in
Exhibit 15, or (2) Buyer and Seller shall agree as to how such matters will be handled.

    I. The Assets being purchased hereunder by Buyer constitute substantially all of the Assets of Seller.

    J. Other than as set forth in this Agreement or the Exhibits hereto, there are no material liabilities or obligations, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, effecting the Purchased Assets. Unless consented to by Buyer in writing, no liabilities have been or will be incurred since December 31, 1997, except in the ordinary course of business. Seller has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, which are not reflected or provided for in the Financial Statements except (i) those arising after the date of the Balance Sheet which are in the ordinary course of business, in each case in normal amounts and none of which is materially adverse, and (ii) as and to the extent specifically described in the Schedules hereto.

    K. Seller and Stockholder have disclosed to Buyer all facts known by Seller and Stockholder to be material to the Assets to be acquired by Buyer pursuant to this Agreement. No written representation or warranty by the Seller or the Stockholder in this Agreement or any written statement or certificate furnished or to be furnished to the Buyer pursuant hereto, contains or will contain any untrue statement of a material fact known to Seller or Stockholder, or omits or will omit to state a material fact known to Seller or Stockholder necessary to make the statements contained therein not misleading. During the period from the date of this Agreement to the Closing date, Seller represents and covenants that its business shall in all respects continue to be operated only in the ordinary course. Seller and Stockholder shall give prompt notice to Buyer with respect to any material changes in the operation of the business and any matter or event which comes to the attention of Seller or Stockholder and which, if it had occurred as of the date hereof, would constitute a material breach of the representations and warranties of Seller and/or Stockholder contained in this Agreement.

    L. All tangible personal property, Equipment and Fixtures included within the Purchased Assets or required to be used in the ordinary course of Seller's business are in operating condition as of the date of Closing. Subject to the immediately preceding sentence, the condition of the Equipment and Fixtures shall be assumed to be accepted "as is" by the Buyer after the Buyer shall have inspected all such Equipment and Fixtures.

    M. All Financial Statements provided to Buyer pursuant to this Agreement and all Exhibits hereto are accurate in all material respects; and all other financial data relating to the Purchased Assets given by Seller to Buyer was accurate in all material respects as to what it was represented to be when given to Buyer.

    N. The Accounts Receivable of Seller arose from bona fide transactions in the ordinary course of business and to the best of Seller's knowledge and belief are valid and collectible in the ordinary course of business, except for a reasonable allowance for bad debts which reflects a rate of bad debts based upon the recent experience of the corporation's collections and receivables. Notwithstanding anything herein to the contrary, Seller makes no representations or warranties pertaining to the collectability of the Accounts Receivable, and the uncollectability thereof shall not affect the Purchase Price to be paid hereunder and shall not create any liability of the Seller and Stockholder under the indemnification of the Seller in this

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Agreement. Seller may collect the Accounts Receivable up to the date of Closing and upon collection thereof they shall be deemed to be cash and excluded from the assets to be purchased hereunder.

    O. Seller is not a party to any collective bargaining agreement. There are no controversies between Seller and any of its employees which might reasonably be expected to materially adversely affect the conduct of its business, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or threatened relating to its business, and there are not any organizational efforts presently being made or threatened involving any of Seller's employees. Seller has not received notice of any claim that Seller has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that Seller is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the forgoing.

    P. Seller is not a party to any contract of employment, either expressed or implied, with any of its existing employees.

    Q. The execution and delivery of this Agreement to Buyer and the consummation of the transactions contemplated hereby have been duly authorized by Seller's Board of Directors.

    R. Exhibit 16 sets forth a complete and correct list and description of all of the policies of liability, property, workers' compensation, and all other forms of insurance or bonds carried by Seller for the benefit of or in connection with the Purchased Assets and the business of Seller.

    S. All representations and warranties contained in this Article X shall be construed as being made jointly and severally by Sky-Tracker of Florida, Inc., Sky-Tracker of Georgia, Inc. and Stockholder.

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                                                             Exhibit 2.7 - con't

XI. REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby represents and warrants to Seller as follows:

    A. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and Assets.

    B. Copies of Buyer's Certificate of Incorporation and all amendments thereof to date, certified by the Secretary of State of Delaware, and of Buyer's Bylaws as amended to date, have been delivered to Seller and are complete and correct as of the date of this Agreement.

    C. Buyer has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.

    D. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in (1) a violation of or a conflict with any of the provisions of the Certificate of Incorporation or Bylaws of Buyer, (2) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party, which breach or default would have a material adverse effect on the business or financial condition of Buyer or its ability to consummate the transactions contemplated hereby, or (3) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgement, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Buyer or its ability to consummate the transactions contemplated hereby.

    E. Buyer knows of no and has not been informed of any consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority, or any other person or entity which is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except the Buyer may be required to file an 8-K report with the Securities Exchange Commission within fifteen (15) days after Closing. To the extent that there are any registration, disclosure or other requirements imposed by the Securities Exchange Commission with respect to the transactions contemplated hereby, Buyer shall be responsible for compliance with any such requirements, at Buyer's expense.

    F. Neither Buyer nor any affiliate of Buyer has entered into or will enter into any contract, agreement, arrangement, or understanding with any person or firm which will result in the obligation of Seller or Stockholder to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

XII. COVENANTS OF SELLER, STOCKHOLDER, AND BUYER

    Seller and Stockholder covenant with Buyer, and Buyer covenants with Seller and Stockholder as follows:

    A. Seller shall assign to Buyer all transferable manufacturer, supplier or contractor warranties or guaranties respecting any of the Purchased Assets.

    B. Effective upon the Closing of the transactions contemplated hereby, Seller shall no longer use, in any respect, the name or terms "Sky-Tracker," "Sky-Tracker of Florida, Inc." or "Sky-Tracker of Georgia, Inc." without the express written consent of Buyer. Within three (3) months after Closing, Seller shall either be dissolved or shall change its corporate name to a name which bears no resemblance to the name

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                                                             EXHIBIT 2.7 - CON'T

"Sky-Tracker," "Sky-Tracker of Florida, Inc." or "Sky-Tracker of Georgia, Inc." and thereafter shall never use a name or names which shall be similar to such name or names.

    C. Seller shall not use, in any respect, the name, terms, or items listed in
Exhibit 11 hereto without the express written consent of Buyer.

    D. Except as otherwise requested by Buyer, and without making any commitment on its behalf, Seller will use its best efforts to preserve its business intact; and use its best efforts to preserve for Buyer the goodwill of the suppliers, customers, and others having business relations with Seller prior to Closing. Until the Closing, Seller shall not acquire any capital assets. In addition, until Closing, Seller shall make no purchases or sales of Equipment items, or enter into any contract or transactions, without the consent of Buyer in writing, except in the ordinary course of its business.

    E. Buyer shall approve any public announcement and/or press release concerning this transaction. No public announcement shall be made by either party until Closing or thereafter.

XIII. BULK SALES

    A. Seller agrees to cooperate with Buyer in complying with any applicable Bulk Sales provisions of the Uniform Commercial Codes of the states of Florida and Georgia relating to bulk transfers in connection with the transactions contemplated by this Agreement. If Buyer shall waive the applicable provisions of such Bulk Sales Laws, Seller and Stockholder shall indemnify and hold Buyer harmless from any damages, losses or expenses (including reasonable attorneys' fees) suffered by Buyer from any claim which may be asserted against Buyer by creditors of Seller for obligations not assumed by Buyer hereunder which results from noncompliance with said Bulk Sales Laws.

    B. In connection with Paragraph A of this Article, Buyer hereby waives the applicable provisions of any such Bulk Sales Laws.

XIV. ACTIONS BY SELLER AND BUYER AFTER THE CLOSING

    A. Seller and Buyer agree that so long as any books, records and files relating to the business, Assets or operations of the Seller, to the extent that they pertain to the operations prior to the Closing date relating to the Purchased Assets, remain in existence and available, Buyer (at its expense) shall have the right to inspect and to make copies of the same at any time during business hours for any proper purpose with reasonable advance notice. Seller further agrees that it shall preserve and maintain all of its books and records relating to the Purchased Assets for a period of at least five (5) years following the date of Closing.

    B. On and after the Closing date, Seller and Buyer will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

VX. INDEMNIFICATIONS

    A. BY SELLER AND STOCKHOLDER: It is specifically acknowledged that Buyer does not assume and will not be responsible for any liabilities of Seller, except as may be expressly stated herein. Effective as of the Closing date, Seller and Stockholder shall indemnify and hold harmless Buyer against and in respect of:

        1. All liabilities and obligations of, or claims against, Seller not expressly assumed by Buyer in this Agreement, including but not limited to: all obligations of Seller not reflected on Seller's Balance Sheet dated December 31, 1997; all sales, income and other tax liabilities, except those expressly assumed by Buyer pursuant to this Agreement; all employment contracts of Seller; all employment claims against Seller, including claims of discrimination or unfair labor practices or of any other nature, whether accruing prior to or subsequent to Closing, relating to any present or former

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                                                             EXHIBIT 2.7 - CON'T

    employee of Seller while he/she was an employee of Seller, and any claims of employees of Seller to have any entitlement of employment with Buyer, unless said claims are based upon an agreement pursuant to which said employees are expressly retained by Buyer after the employee has submitted an employment application to Buyer.

        2. Any damage or deficiency resulting from any material misrepresentation, material breach of warranty, or material nonfulfillment of any agreement on the part of Seller and/or the Stockholder under this Agreement or from any material misrepresentation in or omission from any certificate or other instruments furnished or to be furnished to Buyer under this Agreement.

        3. Any damages, losses or expenses (including reasonable attorney fees) suffered by Buyer from any claim which may be asserted against Buyer by creditors of Seller for obligations not assumed by Buyer under this Agreement which result from noncompliance with the Bulk Sales Laws of the States of Florida or Georgia. Seller and Stockholder shall execute and deliver to Buyer, at Closing, a separate Indemnification Agreement containing the terms of this provision.

    B. BY BUYER: Buyer agrees that, on and after the date hereof, it shall indemnify and save and hold harmless Seller and Stockholder from and against any and all damages incurred in connection with or arising out of or resulting from
(1) any material breach of any covenant or warranty, or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement; (2) any liability, obligation or commitment of Buyer relating in any way to the Purchased Assets or Assumed Liabilities; or (3) any claim, liability, obligation or commitment of any nature which is specifically assumed by Buyer pursuant to this Agreement. Buyer shall execute and deliver to Seller and Stockholder, at Closing, a separate Indemnification Agreement containing the terms of this provision.

    C. INDEMNIFICATION: Immediately upon receiving notice of any claim giving rise to indemnification hereunder, the indemnitee shall give prompt written notice to the indemnitor of such claim. Such notice shall state the indemnitor's right to defend against such claim, and shall contain all information pertaining to such claim so as not to materially prejudice indemnitor's ability to defend against or settle such claim. The parties agree that the indemnitee shall cooperate with the indemnitor in connection with its defense of any claims subject to indemnification hereunder. In the event of a material breach of this provision by the indemnitee, the indemnity with respect to such matter shall be nullified.

    D. MINIMUM AMOUNT: Notwithstanding anything herein to the contrary, payment from the indemnitor hereunder shall be made only in the event and to the extent that the total claims subject to indemnification by an indemnitor hereunder shall exceed Ten Thousand Dollars ($10,000).

XVI. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

    The obligations of Buyer to purchase the Purchased Assets from Seller are subject to the satisfaction, on or before the Closing date, of all of the following conditions, which conditions may be waived in writing by Buyer:

    A. The representations and warranties of Seller and Stockholder contained in this Agreement shall have been true in all material respects when made and, in addition, shall be true in all material respects on and as of the Closing date with the same force and effect as though made on and as of the Closing date.

    B. Seller and Stockholder shall have, or have caused to be, performed and observed, in all material respects, all obligations and agreements hereunder and shall have complied with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Closing date.

    C. If, prior to the Closing date, any material part of the Purchased Assets is damaged by fire, other casualty, or any cause or activity not attributable to or under the control of Buyer, Seller shall give Buyer

                                                             EXHIBIT 2.7 - CON'T

written notice thereof and Buyer may, at its option, terminate this Agreement by written notice of such election given to Seller no later than five (5) working days after receipt of Seller's notice, and upon giving such notice, both parties shall be fully discharged from all duties hereunder and all obligations hereof. However, if Buyer shall not so elect, or if an immaterial part of the Assets is damaged, then Seller hereby assigns to Buyer all of its rights, title and interest in and to any and all insurance proceeds payable by reason of such destruction or damage to the Purchased Assets and Seller hereby agrees to pay Buyer a sum equal to the deductible amount provided in such policies to the extent necessary to correct such damages.

    D. There shall not have been, between the date of this Agreement and the Closing date, any materially adverse change in any of the Purchased Assets or the current operations of Seller.

    E. Seller and Stockholder shall have furnished Buyer with such certificates in form and substance reasonably satisfactory to counsel for Buyer as may be reasonably requested by counsel for Buyer to evidence compliance with the conditions set forth in this Section.

    F. Either (1) Seller shall have resolved the matters disclosed in Exhibit 15, or (2) Buyer and Seller shall have agreed as to how those matters will be handled.

    G. Buyer shall have received the necessary consents to assume and/or extend the Lease Agreement referred to in Article I herein, on terms and conditions which are acceptable to counsel for Buyer.

    H. At or prior to the Closing, Buyer and Stockholder shall have executed the Employment Agreement as provided in Article IX herein.

    I. Buyer shall have received approval from its Board of Directors for consummation of this transaction on the terms and conditions contained herein.

    J. Seller and Stockholder shall have delivered to Buyer such corporate resolutions of Seller and consents of Stockholder as shall evidence the due authorization of all of the transactions contemplated herein.

    K. At or prior to the Closing, Seller and Stockholder shall have executed the Non-Competition Agreement as provided in Article XIX herein.

XVII. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

    The obligation of Seller to sell the Purchased Assets under this Agreement to Buyer is subject to the satisfaction, on or before the Closing date, of all of the following conditions, which conditions may be waived in writing by
Seller:

    A. The representations and warranties of Buyer contained in this Agreement shall have been true in all material respects when made and, in addition, shall be true in all material respects on and as of the Closing date with the same force and effect as though made on and as of the Closing date.

    B. Buyer shall have, or have caused to be, performed and observed, in all material respects, all covenants, agreements and conditions hereof to be performed or observed by Buyer at or before the Closing.

    C. Seller shall have received approval from its Board of Directors for consummation of this transaction on the terms and conditions contained herein.

    D. Buyer shall have furnished Seller with such certificates in form and substance reasonably satisfactory to counsel for Seller as may be reasonably requested by counsel for Seller to evidence compliance with the conditions set forth in this Section.

                                                             EXHIBIT 2.7 - CON'T

    E. Either (1) Seller shall have resolved the matters disclosed in Exhibit 15, or (2) Buyer and Seller shall have agreed as to how those matters will be handled.

    F. At or prior to the Closing, Buyer and Stockholder shall have executed the Employment Agreement as provided in Article IX herein.

XVIII. NONASSIGNMENT

    Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder, as a third-party beneficiary or otherwise.

IX. NON-COMPETITION AGREEMENT

    At the Closing, Stockholder and Seller shall execute and deliver to the Buyer a Non-Competition Agreement in the form of Exhibit 17 hereto. The effectiveness of this Agreement and of the Non-Competition Agreement will be contingent upon the execution of the other.

XX. EXPENSES

    Except as otherwise provided in this Agreement, each party shall pay its respective expenses, taxes, charges and liabilities incurred in connection with or arising out of this Agreement, including, without limitation thereto, counsel fees, accounting fees, and other expenses related to the assignment and delivery of the Purchased Assets to Buyer.

XXI. NOTICES

    Unless otherwise provided herein, any notices, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged or refused), as follows:

IF TO SELLER:            Sky-Tracker of Florida, Inc.
                         Sky-Tracker of Georgia, Inc.
                         P. O. Box 520757
                         Longwood, FL 32752

WITH COPY TO:            Moran & Shams, P.A.
                         Maurice Shams, Esq.
                         111 North Orange Ave., Suite
                         1200
                         P.O. Box 472
                         Orlando, FL 32802-0472

IF TO STOCKHOLDER:       Mr. Jerome P. Ross
                         620 Daron Court
                         Winter Springs, FL 32708

                                                             EXHIBIT 2.7 - CON'T

WITH COPY TO:            Moran Shams, P.A.
                         Maurice Shams, Esq.
                         111 North Orange Ave., Suite
                         1200
                         P.O. Box 472
                         Orlando, FL 32802-0472

IF TO BUYER:             Ballantyne of Omaha, Inc.
                         Attn: John P. Wilmers
                         4350 McKinley Street
                         Omaha, NE 68112

WITH COPY TO:            Marks Clare & Richards
                         David P. Wilson, Esq.
                         11605 Miracle Hills Dr., Suite
                         300
                         Omaha, NE 68154

or at such other address or designation as is provided by one party to the other in writing.

XXII. CHOICE OF LAW

    This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Nebraska (without reference to the choice of law provisions of Nebraska law).

XXIII. SURVIVAL OF WARRANTIES AND REPRESENTATIONS

    The representations, warranties and covenants of the parties hereto contained herein, or in any certificates or other documents delivered prior to or at the Closing, shall not be deemed waived or otherwise affected by any investigation theretofore made by either party. Each and every representation, warranty and covenant of Seller, Stockholder, and Buyer under the indemnification provisions set forth in Article XV herein shall survive the Closing date and remain operative and in full force and effect as herein provided. All representations and warranties of Seller and Stockholder made under Article X herein, and any indemnification of Buyer for any breach thereof under Article XV, shall survive the Closing, but shall be of no further force and effect after one (1) year following the Closing date; provided, however, that the representations and warranties made by Seller and Stockholder under Paragraphs G and H of Article X, any indemnification of Buyer for any breach thereof under Article XV, and Seller's and Stockholder's liability for any pre-Closing tax liability, for any taxes whatsoever, shall survive the Closing and remain operative and in full force and effect. All representations and warranties of Buyer under Article XI, and any indemnification of Seller and Stockholder for any breach thereof under Article XV, shall survive the Closing, but shall be of no further force and effect after one (1) year following the date of Closing.

XXIV. ENTIRE AGREEMENT; AMEDMENTS AND WAIVERS

    This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a wavier of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                                                             EXHIBIT 2.7 - CON'T

XXV. MULTIPLE COUNTERPARTS

    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

XXVI. INVALIDITY

    In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

XXVII. TITLES

    The titles, captions, or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

XXVIII. PUBLICITY

    Except as specified in Article XII(E) hereof, neither party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other party, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the execution and delivery of this Agreement.

                                                               EXHIBIT 2.7-CON'T

XXIX. CONFIDENTIAL INFORMATION

    In connection with the negotiation of this Agreement, each party acknowledges that it has had access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or make use of any other such information, except to advisors, consultants, lenders and affiliates in connection with the transactions contemplated hereby or pursuant to or as required by law. If the transaction is not closed, each party shall return to the other all confidential information in tangible form, belonging or relating to the other party or provide a certificate of destruction of such material acceptable to the other party.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, on this 29th day of January, 1998.

                                    "SELLER"

SKY-TRACKER OF FLORIDA, INC.                  SKY-TRACKER OF GEORGIA, INC.
a Florida corporation                         a Florida corporation

By           /s/ Jerome P. Ross               By           /s/ Jerome P. Ross
-------------------------------------------   -------------------------------------------
Title:             President                  Title:             President
-------------------------------------------   -------------------------------------------

               "Stockholder"                                    "Buyer"

                                              BALLANTYNE OF OMAHA, INC.
                                              a Delaware corporation

             /s/ Jerome P. Ross                      By            /s/ Brad French
-------------------------------------------   -------------------------------------------
               Jerome P. Ross                                 Brad French
                                                        Chief Financial Officer

                                                               EXHIBIT 2.7-CON'T

STATE OF FLORIDA                              )
                                              )  ss.
COUNTY OF Orange                              )

    The foregoing instrument was acknowledged before me this 29th day of January, 1998, by JEROME P. ROSS, President of SKY-TRACKER OF FLORIDA, INC., a Florida corporation, on behalf of the corporation. He is PERSONALLY KNOWN to me
or has produced                     as identification.

                                                                         /s/ Maurice Shams
                                                            -------------------------------------------
                                                                           Notary Public

STATE OF FLORIDA                              )
                                              )  ss.
COUNTY OF Orange                              )

    The foregoing instrument was acknowledged before me this 29th day of January, 1998, by JEROME P. ROSS, President of SKY-TRACKER OF GEORGIA, INC., a Florida corporation, on behalf of the corporation. He is PERSONALLY KNOWN to me
or has produced                     as identification.

                                                                         /s/ Maurice Shams
                                                            -------------------------------------------
                                                                           Notary Public

STATE OF FLORIDA                              )
                                              )  ss.
COUNTY OF Orange                              )

    The foregoing instrument was acknowledged before me this 29th day of January, 1998, by JEROME P. ROSS, Stockholder. He is PERSONALLY KNOWN to me or
has produced                     as identification.

                                                                         /s/ Maurice Shams
                                                            -------------------------------------------
                                                                           Notary Public

STATE OF FLORIDA                              )
                                              )  ss.
COUNTY OF Orange                              )

    The foregoing instrument was acknowledged before me this 29th day of January, 1998, by BRAD FRENCH, Chief Financial Officer of BALLANTYNE OF OMAHA, INC., a Delaware corporation, on behalf of the corporation. He is PERSONALLY
KNOWN to me or has produced                     as identification.

                                                                         /s/ Maurice Shams
                                                            -------------------------------------------
                                                                           Notary Public

                                                               EXHIBIT 2.7-CON'T

                           ASSETS PURCHASE AGREEMENT
                                  EXHIBIT LIST

1.  Accounts Receivable

2.  Purchase Order

3.  Promotional Display Contracts

4.  Warranties

5.  Longwood Lease

6.  Georgia Lease

7.  Unaudited Balance Sheets

8.  List of Contracts (2,3,5 & 6)

9.  Fixtures and Equipment

10. Loan and Lease Equipment

11. Trademarks - Internet

12. Allocation of Purchase Price

13. Employment Agreement

14. Stock Option Agreement

15. Claims

16. Policies of Insurance

17. Non-Competition Agreement